SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARIZONA PUBLIC SERVICE COMPANY
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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    previously.  Identify the previous filing by registration  statement number,
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
                         Arizona Public Service Company
                                 P.O. BOX 53999
                           PHOENIX, ARIZONA 85072-3999

                           NOTICE AND PROXY STATEMENT
                For Annual Meeting of Shareholders To Be Held On
                              Tuesday, May 19, 1998

To the Shareholders:

     The seventy-eighth annual meeting of shareholders of Arizona Public Service Company will be held in the offices of the Company at 400 North Fifth Street in Phoenix, Arizona at 10:00 a.m. on Tuesday, May 19, 1998 for the following purposes:

     1) To elect a Board of Directors to serve for the ensuing year or until their successors are elected and qualified; and

     2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgment.

     Shareholders are requested to mark, date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.

     The management of the Company cordially invites you to attend the meeting.

                                              By order of the Board of Directors

                                                                 NANCY C. LOFTIN
                                                     Vice President, Chief Legal
                                                           Counsel and Secretary

Approximate date of mailing to shareholders:
April 1, 1998

                              ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed proxy to vote for the nominees listed below to serve as members of the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. If, between the mailing of this Proxy Statement and the meeting date, any such individual becomes unavailable to serve, the proxies may be voted for a person properly nominated or the number of directors to be elected will be reduced. The following information has been furnished by the respective nominees as of March 13, 1998. The term "Pinnacle West" refers to Pinnacle West Capital Corporation, the Company's parent.

                                    Nominees


O. Mark DeMichele, 63, has been a director since 1982. He is currently a co-managing partner of Urban Realty Partners LLC. From 1988 until his retirement in February 1997, Mr. DeMichele was the Company's President and Chief Executive Officer.

Michael L. Gallagher, 53, has been a director since June 1997. He is an attorney and president of Gallagher & Kennedy, P.A., Phoenix, Arizona.

Martha O. Hesse, 55, has been a director since 1991. She is President of Hesse Gas Company. In 1990 Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Pinnacle West, Mutual Trust Life Insurance Company and Laidlaw Inc.

Marianne Moody Jennings, 44, has been a director since March 1987. She is a Professor of Legal and Ethical Studies in Business at the College of Business, Arizona State University. In addition, Ms. Jennings is a textbook author, and since 1977 she has been a consultant for various firms. Ms. Jennings is also a columnist for The Arizona Republic.

Robert E. Keever, 57, has been a director since June 1997. Since 1995 he has been Principal of R.E. Keever Investments, Scottsdale, Arizona. Prior to that he was President of the CorDev Corporation (executive consulting firm).

Robert G. Matlock, 64, has been a director since April 1993. He has, since 1984, been an independent management consultant to various governmental agencies involved in developing nuclear energy resources and to utilities operating nuclear facilities.

Bruce J. Nordstrom, 48, has been a director since June 1997. He is a certified public accountant at his own firm of Nordstrom and Associates, Flagstaff, Arizona.

John R. Norton III, 68, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona, and was first elected as a director of the Company in January 1984. Mr. Norton resigned as a director in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was reelected as a director of the Company. Mr. Norton is also a director of Pinnacle West, Aztar Corporation (casino hotels), Terra Industries Inc. (agricultural chemicals) and Apollo Group, Inc.

William J. Post, 47, has been a director since September 1994. Mr. Post has been the Company's President and Chief Executive Officer since February 1997. He had been the Company's Chief Operating Officer since September 1994, as well as a Senior Vice President since June 1993. Prior to that time, he had served as a Vice President and officer of the Company since 1982. In February 1997 he also assumed the position of President of Pinnacle West after having served as its Executive Vice President since June 1995. Mr. Post is also a director of Pinnacle West.

Donald M. Riley, 54, has been a director since June 1987. He is Chairman of the Board and former President and General Manager of Gilpin's Construction Company, Inc. (general contractor), Yuma, Arizona.

George A. Schreiber, Jr., 49, has been a director since February 1997. Mr. Schreiber was elected to the positions of Executive Vice President and Chief Financial Officer of both the Company and Pinnacle West as of February 1997. From February 1990 to January 1997 he was Managing Director at PaineWebber, Inc. He is also a director of Pinnacle West.

Quentin P. Smith, Jr., 46, has been a director since June 1997. He has been President of Cadre Business Advisors LLC, a management consulting firm in Phoenix, Arizona since 1995. From 1993 to 1995 he was a Partner with the accounting firm of Arthur Andersen. From 1992 to 1993 he was retired after selling a data processing service bureau he co-owned.

Richard Snell, 67, has been a director since July 1975. He was elected Chairman of the Board of the Company concurrent with his selection as Chairman of the Board, President, and Chief Executive Officer of Pinnacle West in February 1990. Mr. Snell resigned from the position of President of Pinnacle West in February 1997; he remains Chairman and CEO. He is also a director of Aztar Corporation, Banc One Arizona Corporation and Central Newspapers, Inc.

Dianne C. Walker, 41, has been a director since June 1994. She is an independent consultant on electric utility mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns and Kidder Peabody from January 1990 to December 1994. Ms. Walker is also a director of Satellite Technology, Inc., Comdial Corporation, and MicroTest, Inc.

Ben F. Williams, Jr., 68, has been a director since December 1970. He practices law as a sole practitioner in Tucson, Arizona. Mr. Williams was a partner in the law firm of Lesher and Williams, Tucson, Arizona, from January 1992 to June 1994. Prior to 1992, Mr. Williams practiced law as a sole practitioner in Douglas, Arizona.


                                VOTING SECURITIES

     Each of the 74,782,998 shares of the Company's capital stock (71,264,947 shares of common and 3,518,051 shares of preferred) outstanding at the close of business on March 13, 1998 entitles the holder to notice of, and to vote at, the meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.


                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     No director or director-nominee is the beneficial owner of any of the outstanding capital stock.

     The following table shows each person who at the close of business on December 31, 1997 was known by the Company to beneficially own more than 5% of any class of the capital stock of the Company:

                                                                                                          Percent
    Title of                    Name and Address of                       Amount and Nature of               of
     Class                        Beneficial Owner                      Beneficial Ownership (1)           Class
     -----                        ----------------                      ------------------------           -----

     Common              Pinnacle West Capital Corporation                     71,264,947                 100.00%
                           400 East Van Buren, Suite 700                        (Direct)
                                 Phoenix, AZ 85004

   Preferred                  J.P. Morgan & Co., Inc.                            57,583                    16.32%
    Series Q                       60 Wall Street
                                 New York, NY 10260

   Preferred                  The Colonial Group, Inc.                          192,000                    11.34%
    Series W                    One Financial Center
                                  Boston, MA 02111

                           Wellington Management Company
   Preferred                      75 State Street
    Series W                      Boston, MA 02108                              225,000                    13.29%

(1) J.P. Morgan & Co., Inc. has shared voting power with respect to 37,583 shares and sole dispositive power with respect to 57,583 shares. The Colonial Group, Inc. has shared voting power and shared dispositive power with respect to 192,000 shares. Wellington Management Company has shared dispositive power with respect to 225,000 shares. This information was obtained from filings made with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported in those filings.

                      OWNERSHIP OF PINNACLE WEST SECURITIES
                                  BY MANAGEMENT

     At March 13, 1998, shares of Pinnacle West common stock beneficially owned by the indicated persons or groups were as follows:

                                              Shares
                                            Beneficially        Percent
                                              Owned (1)         of Class
                                              ---------         --------
Non-Employee Directors and Nominees
-----------------------------------

O. Mark DeMichele                                18,513
Michael L. Gallagher (2)                            508
Martha O. Hesse                                  17,400
Marianne M. Jennings (2)                            400
Robert E. Keever                                    400
Robert G. Matlock (2)                             1,200
Bruce J. Nordstrom                                1,009
John R. Norton III (2)                           30,000
Donald M. Riley                                     620
Quentin P. Smith Jr.                                415
Dianne C. Walker                                    400
Ben F. Williams, Jr. (2)                          2,347

Employee Directors and Officers
-------------------------------

William J. Post                                  87,368
George A. Schreiber, Jr.                         25,900
Richard Snell                                   476,418

Other Officers Named on Page 10
-------------------------------

Jack E. Davis (2)                                28,327
James M. Levine                                  33,220
William L. Stewart (2)                           36,998

All directors, nominees and executive
 officers as a group (29 persons) (2)         1,009,044            1.19%
 ------------------------------------

---------------

(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 14,000 for Ms. Hesse; 17,500 for Mr. Norton; 56,499 for Mr. Post; 2,000 for Mr. Schreiber; 417,499 for Mr. Snell; 7,666 for Mr. Davis and 668,718 for all directors and officers as a group. In the case of officers, also includes shares of restricted stock and vested shares, as of December 31, 1997, in the Company's savings plan.

(2) Includes in the cases of: Mr. Norton, 500 shares held by his wife and 2,000 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Mr. Williams, 47 shares held by his wife and 500 shares held in joint tenancy with his wife; and shares as to which investment or voting power is shared with spouses, as follows: Mr. Gallagher, 508; Ms. Jennings, 400; Mr. Matlock, 1,200; Mr. Davis, 10,588; and Mr. Stewart, 15,537. Also includes for the group, 62,978 shares in which voting or investment power is shared with others.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met eleven times in 1997. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Company's Audit Review Committee reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm, approves the general nature of the services to be performed by the firm, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationships among that group, management of the Company, and its independent accountants. The Committee met three times in 1997 and consisted of Ms. Hesse as chairman and Messrs. Keever, Nordstrom, Norton and Williams.

     The Human Resources Committee makes recommendations to the full Board with respect to executive salaries, bonuses and benefits and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. In addition, the Committee also recommends prospective new Board members to the full Board. The Committee may consider shareholder suggestions with respect to new nominees for the Board if the suggestion is sent to the Secretary of the Company at the address on the cover page of this Proxy Statement. The Committee met six times in 1997.

     Non-employee directors receive an annual retainer consisting of $19,500 cash and $6,000 worth of Pinnacle West common stock. In order to receive the shares of stock a director is required to already own 200 shares in his or her first year on the board, and that ownership requirement increases by 200 shares annually up to a maximum of 1,000 shares. With certain exceptions, non-employee directors also receive $900 for each board meeting attended and $700 for each committee meeting attended.

     The  Company  has  a  directors'   retirement  plan  which,   with  certain
exceptions, provides to non-employee directors over the age of 65 an annual payment of $12,000 upon their retirement from the Board. This payment is limited to the number of credited years that the director served on the Board or until the director dies, whichever occurs first. With limited exceptions, directors will be credited only for years of service on the Board prior to age 65.

     The Company has a consulting agreement with Robert G. Matlock & Associates, Inc., of which Mr. Robert G. Matlock is President and Chief Executive Officer, under which it is paid $150 per hour (maximum of $40,000 per year), plus expenses, for consulting services relating to the Company's nuclear operations. In 1997, $18,271 was paid under this agreement.

     Mr. Gallagher is President of Gallagher & Kennedy, P.A., a law firm which provided legal services to the Company in 1997 and which will provide such services in 1998. In 1997, the Company paid $276,385 to this firm, such amount comprising less than 1% of the firm's annual revenues.

                     REPORT OF THE HUMAN RESOURCES COMMITTEE

     The Company's Human Resources Committee (the "Committee") is composed of six directors, none of whom currently is, or has ever been, an officer or employee of the Company or any of its subsidiaries. The responsibilities of the Committee include reviewing annually, and recommending to the full Board of Directors, the cash compensation paid to the Company's officers, establishing annual goals for such officers, and approving the payment of variable pay incentives when such goals are met. Pursuant to these duties, the Committee obtains information regarding stock incentive plans authorized by Pinnacle West shareholders, under which stock options and other long-term incentives may be awarded to the Company's officers and key employees by the human resources committee of the board of Pinnacle West. Information regarding the compensation objectives and philosophy of the Pinnacle West human resources committee was taken from that committee's report contained in the proxy statement relating to Pinnacle West's 1998 Annual Meeting of Shareholders.

     The Committee's overall compensation philosophy is designed to (i) attract and retain qualified individuals critical to the Company's success, (ii) reinforce strategic objectives and (iii) promote long-term stock ownership by executives. The Committee's executive compensation policy is incentive-based and provides for short- and long-term incentives in the form of bonuses and equity. The policy is designed to reward individual performance in critical areas of the Company's operations, including cost management, earnings performance, customer service, safety, and environmental concerns. Each year, incentive goals are developed, focusing on the Company's profitability and its operational results in the short and long term.

     In 1997, independent consultants provided the Committee with compensation information for a number of other organizations engaged primarily in the electric utility business and having characteristics similar to the Company. In addition, information was provided for a general industry group consisting of companies of similar size. The Committee applied its compensation philosophy (and specifically its goal of rewarding performance) to this comparative information to determine the levels of executive compensation it recommended for Board approval.

     Base Salaries. Each year the Committee reviews executive officers' base salaries. To determine an appropriate salary level, consideration is given to individual performance, level of responsibility, prior experience and expertise, and base pay of officers performing similar functions at comparable utility companies. The Company is achieving its stated market position of paying base salaries slightly ahead of market median. Some officers received above-average increases in order to either bring them closer to the stated market position or in recognition of their expertise and importance to the organization. Mr. Stewart received a salary increase under the terms of his employment agreement (see page 14.)

     Bonuses. The Company has established a policy of having a significant portion of compensation achieved through incentives, such as bonuses, tied to Company performance and the attainment of goals established by the Committee.

     Under the Company's bonus plan for officers, the most important goal established by the Committee in 1997 was the lowering of the cost of producing electricity (defined as the unit cost ratio, or UCR). If the Company had not achieved a minimum level of UCR reduction as established by the Committee at the beginning of the year, then no bonuses would have been paid.

     Once this minimum threshold was met, then potential bonus payments for officers ranged from 15% to 60% of salary, depending on their position, performance and the overall degree of success in meeting UCR goals. One hundred percent of Mr. Post's bonus payment, and 50% of the other officers' bonus payments, were based on achievement of UCR goals. The remaining 50% of the bonuses for officers (other than Mr. Post) were based on achievement of business unit performance goals, as determined by Mr. Post with review and concurrence by the Committee at the beginning of the year. In 1997, maximum levels of business unit performance were achieved and somewhat higher than targeted levels of UCR reduction were achieved. The bonuses paid for 1997 ranged from 25% to 41% of salary. Those officers of the Company who are most directly responsible for the success of the Palo Verde Nuclear Generating Station were awarded a special bonus in July of 1997 in recognition of their efforts in obtaining superior ratings from the NRC and the Institute of Nuclear Power Operations. In addition, if these superior ratings are maintained, then each of them has the potential to earn an additional annual bonus ranging from $25,000 to $50,000.

     Long-Term Incentives. The human resources committee of the board of Pinnacle West makes the decisions on long-term incentive grants and believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Pinnacle West committee makes systematic grants of restricted stock and stock options to officers and key management employees of Pinnacle West and its subsidiaries, including the Company, in order that they may participate in those rewards through stock ownership.

     The Pinnacle West committee also believes that senior management personnel, including those of its subsidiaries, should have a significant, ongoing personal investment in Pinnacle West. To that end, restricted stock grants, besides being compensatory in nature, are utilized to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for predetermined periods of time.

     The size of awards made by the human resources committee of the board of Pinnacle West to the Company's participants in the program is determined by making assumptions as to how, generally, Pinnacle West stock should perform if Pinnacle West achieves its longer-term goals, and individual grants were then determined by bringing the recipient's total compensation to a target level relative to comparator groups, provided that the stock performs as assumed.

     This Committee concurs with the position taken by the board of Pinnacle West and its program regarding grants of restricted stock and stock options to officers of the Company.

     CEO Compensation. Mr. Post's salary was increased in February 1997 as a result of his assuming the position of President and CEO of APS and President of Pinnacle West. As discussed above, all of Mr. Post's bonus, a maximum potential of 60% of salary, was tied to the Company meeting pre-established goals of electricity cost reduction. The Company's 1997 level of UCR reduction resulted in Mr. Post being awarded a bonus of slightly more than 40% of salary. The size of awards of restricted stock and stock options made to Mr. Post by the Pinnacle West committee were determined under their reward-for-performance philosophies
(with which we concur). Pinnacle West is charged for half of the cash compensation paid to Mr. Post because of his dual role.

     Tax Consideration. Publicly traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee prefers to reward performance through the bonus and equity participation programs, certain features of these programs do not fit the law's stringent definition of "performance-based," and limited amounts of compensation may therefore not be deductible.

     The foregoing report of the Human Resources Committee is provided by its members: Mmes. Hesse and Jennings and Messrs. Riley (Chairman), Matlock, Smith and Williams.


                                PERFORMANCE GRAPH

     The Company has elected to change its comparator index from the Dow Jones Equity Market Index to the S&P 500 Index because the use of the latter index is more prevalent in proxy statements. Comparisons shown this year include both indices.

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1992 in Pinnacle West stock and in the market represented by each of three indices (the S&P 500 Index, the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested. The common stock of Pinnacle West is used to measure the performance of the Company because the Company is the largest subsidiary of Pinnacle West and its operations account for substantially all of Pinnacle West's operating revenues.

                     Pinnacle                                    Dow Jones
                       West           EEI          S&P 500     Equity Market
                       ----           ---          -------     -------------

12/31/92             $100.00        $100.00        $100.00        $100.00

12/31/93              110.80         111.15         109.92          90.41

12/31/94              101.27          98.29         111.34         115.95

12/31/95              153.12         128.78         152.66         128.72

12/31/96              174.56         130.32         187.28         151.81

12/31/97              239.16         166.00         249.28         179.19

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company. Information given with respect to stock options and restricted stock relate to shares of the common stock of Pinnacle West.

                           Summary Compensation Table

                                                                      Long-Term Compensation
                                                                      ----------------------
                          Annual Compensation                                 Awards
---------------------------------------------------------------------------------------------------------------------
                                                          Other
Name and                                                  Annual       Restricted
Principal                                                Compen-            Stock                     All Other
Position                 Year         Salary     Bonus    sation       Awards (1)     Options     Compensation (2)
--------                 ----         ------     ------   ------       ----------     -------     ----------------
Jack E. Davis            1997       $268,364   $103,230                  $107,325      13,500           $ 9,492
Exec. VP, Commercial     1996        193,669    127,142                    69,168      11,000            10,016
Operations               1995        174,763     66,057                    32,928       6,000             8,020
O. Mark DeMichele (3)    1997       $117,188         $0                        $0           0            $5,134
Former President & CEO   1996        409,904    245,942                   603,648           0            25,436
                         1995        409,904    245,942                   526,848      21,000            24,037
James M. Levine          1997       $209,167   $151,610                   $58,944       5,500           $10,873
Senior VP Nuclear        1996        189,534    103,320                    37,728       6,000            10,301
                         1995        180,473    101,405                    32,928       6,000            10,419
William J. Post (3)      1997       $420,834   $171,000                  $131,175      16,500           $11,949
President & CEO          1996        325,000    165,100                   106,896      17,000            11,015
                         1995        287,500    175,500                    93,296      17,000            12,229
George A. Schreiber, Jr. 1997       $333,807   $124,875   $220,102 (4)   $145,053      19,500          $226,677
Exec. VP & CFO (3)

William L. Stewart       1997       $432,517   $204,512    $35,806 (4)   $186,825      13,500           $10,212
Exec. VP, Generation     1996        349,693    232,374                   285,776      17,000            10,057
                         1995        306,595    186,214                    90,552      16,500            10,175

(1) The value of the restricted stock is based on the closing market price of Pinnacle West common stock on the date the restricted shares were granted. The restrictions lapse on most restricted stock awards made in 1997 upon
     (i) the passage of three years from date of grant or upon retirement after the age of 60, and (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Pinnacle West Human Resources Committee at the time of grant. Dividends that are payable in cash or stock will be withheld until the restrictions lapse. 2,000 of the 4,700 shares granted to Mr. Stewart in 1997 did not have an unrestricted stock matching requirement.

     The aggregate number of restricted shares held and their value (in brackets) as of December 31, 1997 are as follows: Mr. Davis -- 6,100 [$258,488]; Mr. DeMichele -- 0 [$0]; Mr. Levine -- 4,000 [$169,500]; Mr.
     Post --  10,426  [$441,802];  Mr.  Schreiber  -- 3,900  [$165,263]  and Mr.
     Stewart -- 21,461 [$909,410].

(2) This column includes (i) the above market portion of interest accrued in 1997 on funds deferred under a deferred compensation plan in the following amounts: Mr. Davis -- $4,279; Mr. DeMichele -- $5,134; Mr. Levine -- $4,960; Mr. Post -- $4,893; Mr. Schreiber -- $0; and Mr. Stewart -- $2,022;
     (ii) Company contributions made during 1997 under the Company's Employee Savings Plan in the following amounts: Mr. Davis -- $3,668; Mr. DeMichele -- $0; Mr. Levine -- $4,750; Mr. Post -- $4,750; Mr. Schreiber -- $0 and
     Mr. Stewart -- $0; (iii) premiums paid by the Company for life insurance in the following amounts: Mr. Davis --$1,546; Mr. DeMichele -- $0; Mr. Levine -- $1,163; Mr. Post -- $2,306; Mr. Schreiber -- $1,088 and Mr. Stewart --
     $8,190 and (iv) $225,589 paid to Mr. Schreiber as reimbursement of relocation expenses.

(3) Mr. DeMichele retired on February 20, 1997. Mr. Post became President and Chief Executive Officer of the Company and President of Pinnacle West on February 20, 1997. Mr. Schreiber became Executive Vice President and Chief Financial Officer of the Company and Pinnacle West on February 3, 1997. Half of the compensation paid to Messrs. Post and Schreiber are charged to Pinnacle West because of their dual roles.

(4) The figures shown in this column represent (i) the reimbursement of taxes on income that Mr. Schreiber was deemed to have received due to reimbursement of relocation expenses and (ii) the reimbursement of taxes for income that Mr. Stewart was deemed to have received as a result of the living arrangements described in his employment agreement with the Company (see page 14).

                    Pinnacle West Stock Option Grants in 1997

                                       Percentage of
                          Options      Total Options
                          Granted     Granted to All       Exercise                             Grant Date
                          in 1997      Employees in          Price         Expiration             Present
Name                    (Shares)(1)        1997           (per share)         Date               Value(2)
----                    -----------       ------          -----------         ----               --------
Jack E. Davis             13,500           5.18%            $39.75          12/17/07              $79,245
O. Mark DeMichele            -0-             -0-              N/A              N/A                     $0
James M. Levine            5,500           2.11%            $39.75          12/17/07              $32,285
William J. Post           16,500           6.33%            $39.75          12/17/07              $96,855
George A. Schreiber,       6,000           2.30%            $31.44          02/03/07              $26,100
Jr.                       13,500           5.18%            $39.75          12/17/07               79,245
William L. Stewart        13,500           5.18%            $39.75          12/17/07              $79,245

(1) Options vest annually in installments of 33% per year beginning on the first anniversary of the date of grant. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option pricing model was used in determining the present value of the options granted. The assumptions utilized in the model are as follows: 15.6% for expected volatility; 5.66% for risk-free rate of return; 3.71% for dividend yield and 5 years for the time of exercise.


                         Stock Option Exercises in 1997
                           and Year-End Option Values

                                                              Number of Securities                  Value of Unexercised
                                                         Underlying Unexercised Options             In-The-Money Options
                                                               at Fiscal Year-End                  at Fiscal Year-End (2)
                                                               ------------------                  ----------------------
                              Shares
                         Acquired on            Value
         Name               Exercise      Realized(1)       Exercisable      Unexercisable       Exercisable       Unexercisable
         ----               --------      -----------       -----------      -------------       -----------       -------------
Jack E. Davis                  4,428          $63,447            12,666             22,834          $201,869            $146,931
O. Mark DeMichele            127,767       $1,194,253                 0                  0                $0                  $0
James M. Levine                6,500          $95,062            10,667             11,500          $191,367             $88,766
William J. Post                4,937          $53,517            56,499             33,501        $1,154,778            $253,980
George A. Schreiber, Jr.           0               $0                 0             19,500                $0            $102,266
William L. Stewart            28,500         $322,108            17,500             30,334          $293,251            $243,413

(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) The value of options equals the market value of Pinnacle West common stock on December 31, 1997 ($42.375 per share) minus the exercise price of options.

                             EXECUTIVE BENEFIT PLANS

     Employees' Retirement Plan and Supplemental Excess Benefit Retirement Plan. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to the Company's officers who retire at age 65 at the indicated compensation and years of service levels.

                                                              Years of Service
         Average Annual            ----------------------------------------------------------------------
        Compensation (a)                5(b)               10                 20                25
---------------------------------  --------------  -----------------  -----------------  ----------------
                 $ 100,000                $ 15,000           $ 30,000           $ 50,000          $ 60,000
                   200,000                  30,000             60,000            100,000           120,000
                   250,000                  37,500             75,000            125,000           150,000
                   300,000                  45,000             90,000            150,000           180,000
                   400,000                  60,000            120,000            200,000           240,000
                   500,000                  75,000            150,000            250,000           300,000
                   600,000                  90,000            180,000            300,000           360,000
                   700,000                 105,000            210,000            350,000           420,000
                   800,000                 120,000            240,000            400,000           480,000

---------------
(a) Compensation under the retirement plan consists solely of base salary up to $160,000 (as adjusted for cost-of-living), including any amounts voluntarily deferred under the Company's 401(k) plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $160,000 limit.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

     The Company's Supplemental Excess Benefit Retirement Plan provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code), are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 10 and their 1997 remuneration covered by the Company's plans are as follows: Mr. Davis -- 25 years, $395,506; Mr. Levine -- 8 years, $312,487; Mr. Post -- 25 years, $585,934; Mr. Schreiber -- 11 years, $333,807 (see description of Mr. Schreiber's employment agreement below) and Mr. Stewart -- 4 years (see description of Mr. Stewart's employment agreement below,) $664,891. The amounts shown in the table are not expected to be subject to any reduction or offset for social security benefits or other significant amounts.

     Employment and Severance Arrangements. Mr. Schreiber and the Company entered into an agreement which, in order to make up for the retirement benefits he lost as a result of his decision to accept employment as an officer of the Company, he will receive deferred compensation equal to the difference of his actual pension benefit and the pension benefit that he would have been entitled if his actual "years of service" were increased by ten.

     In August 1996 the Company entered into an agreement with Mr. Stewart which provides a retirement benefit calculated by adding a base amount of 20% of his average monthly wage and 10% of his average monthly wage for each year of service up to a maximum of 100% of his average monthly salary. He becomes vested in this benefit upon completion of four years employment. In addition, Mr. Stewart is to receive 2,000 shares of restricted Pinnacle West stock annually. The Company also agreed to purchase Mr. Stewart's home for $1.1 million, the appraised value and the amount for which the Company believed it could be sold, and to allow him to live there as long as he remains an employee of the Company. In August 1997 Mr. Stewart agreed to move out of this house and, as a result, the Company awarded him an annual salary increase of $54,000 to compensate him for the loss of this benefit.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company. Effective January 1, 1996, the Company established a revocable trust for the purpose of funding the benefits under the deferred compensation plan. Upon the occurrence of certain events, which generally include the sale of substantially all the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20 percent or more of the Company's voting stock, the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the deferred compensation plan within 60 days after the occurrence of that event.

     The Company has entered into severance agreements, which are identical in content, with each of its executive officers. The agreements are intended to provide stability of key management for the Company. Under the agreements, each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of the "change in control") if, during the two-year period following a "change in control" of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change in control" includes any change in control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation unless the Company's shareholders have the same proportionate interest in the surviving corporation, or a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two- thirds of the members of the Board then serving who were members immediately prior to the change. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or "for cause," as defined in the agreements. An officer will not be deemed to have voluntarily terminated his or her employment if the officer's termination is due to a material adverse change in his or her duties, status, or perquisites, failure to re-elect or redesignate the officer to a position held prior to the "change in control," a significant relocation of the officer's job without his or her consent, or a material breach by the Company of the officer's severance agreement. Each of the executive severance agreements terminates on December 31 of each year, upon six months' advance notice by the Company to the officer; if such notice is not given, the agreement will continue for successive one-year periods until the notice is given.


                                     GENERAL

      Cost of Solicitation. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     Independent Public Accountants. It is anticipated that the Company's financial statements as of December 31, 1998 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of stock owned as of the March 13, 1998 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Shareholder Proposals for Next Annual Meeting. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 2, 1998. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

                         Arizona Public Service Company
                                 P.O. Box 53999
                          Phoenix, Arizona 85072-3999


          April 1, 1998

          Dear Shareholders:

          The 1998 Annual Meeting of Shareholders of Arizona Public Service Company will be held in the offices of the Company at 400 North Fifth Street, Phoenix, Arizona on May 19, 1998 at 10 a.m. Phoenix time.

          Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form below and return it promptly in the envelope provided.

          Sincerely,


          Nancy C. Loftin
          Vice President, Chief Legal
           Counsel & Secretary

--------------------------------------------------------------------------------

PROXY FORM               Arizona Public Service Company               PROXY FORM

--------------------------------------------------------------------------------

     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 1998.

     The undersigned hereby appoints William J. Post and Nancy C. Loftin, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Arizona Public Service Company to be held May 19, 1998 at ten a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

     Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: O. Mark DeMichele, Michael L. Gallagher, Martha O. Hesse, Marianne Moody Jennings, Robert E. Keever, Robert G. Matlock, Bruce J. Nordstrom, John R. Norton III, William J. Post, Donald M. Riley, George A. Schreiber, Jr., Quentin P. Smith, Jr., Richard Snell, Dianne C. Walker and Ben F. Williams, Jr.

        This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR the
                           election of Directors

                             Election of Directors
--------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR the election of Directors.
--------------------------------------------------------------------------------
                                                        FOR*    WITHHOLD

     1. Election of Directors (see other side)         [   ]     [   ]


     *For all nominees, except vote withheld from the following:

      _________________________________________________________
--------------------------------------------------------------------------------


                                 _______________________________________________
                                     Signature                        Date

                                 _______________________________________________
                                     Signature                        Date

                                  Please sign as your name(s) appears to the left, Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc. should state their capacities.

                                  Any proxy given previously is hereby revoked.




--------------------------------------------------------------------------------
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